Exhibit 10.1

FORBEARANCE AND FIFTH AMENDMENT TO CREDIT AGREEMENT

This FORBEARANCE AND FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of August 14, 2020, is made between GALAXY GAMING, INC., a Nevada corporation (the “Borrower”), and ZIONS BANCORPORATION, N.A. dba NEVADA STATE BANK, a Nevada state banking corporation (the “Lender”).

RECITALS

A.          The Lender and the Borrower entered into a Credit Agreement, dated as of April 24, 2018, as amended by the First Amendment to Credit Agreement, dated as of April 22, 2019, as further amended by the Waiver and Second Amendment to Credit Agreement, dated as of May 6, 2019, as further amended by the Third Amendment to Credit Agreement, dated as of August 16, 2019, and as further amended by the Fourth Amendment to Credit Agreement, dated as of October 14, 2019  (as further amended, restated, or otherwise modified, the “Credit Agreement”), pursuant to which the Lender agreed to extend credit to the Borrower.

B.          The Borrower has informed the Lender that as a result of the COVID-19 worldwide pandemic, the Borrower has failed to comply with the financial covenants in Section 6.16(b) (Total Leverage Ratio) of the Credit Agreement for the measurement date of June 30, 2020 and is likely to  fail to comply with the financial covenants in Section 6.15 (Fixed Charge Covenant Ratio), Section 6.16(a) (Senior Leverage Ratio), and Section 6.16(b) (Total Leverage Ratio) of the Credit Agreement for the measurement dates of September 30, 2020, December 31, 2021, and March 31, 2021, each of which failures would constitute an Event of Default under Section 7.l(c) of the Credit Agreement (collectively, the “Specified Defaults”).

C.          The Borrower has requested that the Lender forbear from exercising its rights and remedies under the Credit Agreement and the other Loan Documents with respect to the Specified Defaults, and, subject to compliance with the terms and conditions set forth in this Amendment, the Lender has agreed to forbear subject to the terms and conditions of this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.

Section 1.            Capitalized Terms. Capitalized terms not defined shall have the meanings assigned to them in the Credit Agreement, unless the context shall otherwise require.

Section 2.            Amendments to Credit Agreement.

2.1           Definitions. Article I of the Credit Agreement is amended by:

(a)          Adding the following definitions in the appropriate alphabetical order.

“Additional Event of Default” shall mean either (i) the Borrower’s failure to comply with any term or condition of this Agreement or (ii) the occurrence of an Event of Default other than the Specified Defaults, whether the same occurred before, on, or after the Fifth Amendment Date.

“CARES Act” means Title I of the Coronavirus Aid, Relief and Economic Security Act, as amended from time to time (including any successor thereto), and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“CARES Debt” means unsecured Indebtedness in an aggregate principal amount not to exceed $835,300 advanced by (a) any Governmental Authority (including the Small Business Administration) or any other Person acting as a financial agent of a Governmental Authority or (b) any other Person to the extent such Indebtedness under this clause (b) is guaranteed by a Governmental Authority (including the Small Business Administration), in each case, pursuant to the CARES Act; provided that, unless otherwise approved by the Lender, CARES Debt shall (i) be used by the Borrower solely for purposes permitted under the CARES Act, (ii) have a maturity date not less than two (2) years after the date of incurrence of the CARES Debt, (iii) bear interest at a rate not greater than one percent (1%) per annum, (iv) not require any payments of principal prior to maturity, and (v) otherwise have terms customary for loans made pursuant to the CARES Act, taken as a whole.

“Fifth Amendment”: Forbearance and Fifth Amendment to Credit Agreement, dated as of the Fifth Amendment Date.

“Fifth Amendment Date”: August 14, 2020.

(b)          Amending and restating the following definitions as follows.

“EBITDA”: For any period of determination, (a) net income for such period, plus, without duplication (b) to the extent deducted in determining net income for such period, the sum of the following for such period: (i) Interest Expense (including cash interest expense and amortization of debt discount and debt issuance costs relating to the closing of this Agreement), (ii) income tax expense, (iii) depreciation and amortization expense, (iv) non-cash expenses related to stock based compensation, (v) foreign currency exchange loss, (vi) loss on extinguishment of Indebtedness, (vii) net mark-to-market changes related to any Hedging Transactions, (viii) losses on sales of asset, (ix) other non-recurring losses and non-cash charges (other than any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period, other than such accruals that result from a change in accounting method), and (x) for periods ending after the Fifth Amendment Date through and including March 31, 2021 only, the CARES Debt, minus, without duplication (c) to the extent included as income in determining such net income for such period, the sum of the following for such period: (i) non-recurring gains, (ii) interest income, (iii) foreign currency exchange gain, (iv) gain on sale of asset, and minus (d) cash expenditures made during such period to the extent an accrual resulting from a change in accounting method with respect to such cash expenditures was added to net income in determining EBITDA for any prior period. Pro forma credit shall be given for the EBITDA of any acquired Person as if owned on the first day of the applicable period and Persons (or identifiable business units or divisions of such Persons) sold, transferred, or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

2.2          Indebtedness. Section 6.12(g) of the Credit Agreement is amended and restated in its entirety to read as follows.

“(g)        CARES Debt; and”

2.3          Minimum EBITDA. A new Section 6.21 of the Credit Agreement is added to read as follows.

Section 6.21          Minimum EBITDA. For each fiscal quarter ending after the Fifth Amendment Date through and including March 31, 2021 only, the Borrower will not permit EBITDA for the four consecutive fiscal quarters ending on such date to be less than the “Minimum EBITDA” corresponding to the applicable “Fiscal Quarter Ending” in the table below.

Fiscal Quarter Ending	Minimum EBITDA
September 30, 2020	$2,400,000
December 31, 2020	$2,400,000
March 31, 2021 and thereafter	$3,000,000

2.4          Exhibit D. For periods ending after the Fifth Amendment Date through and including March 31, 2021 only, a new Section 5 of the “Attachment to Compliance Certificate” following Exhibit D is added to read as follows.

Minimum EBITDA (Section 6.21)

EBITDA	$______________

Section 3.             Acknowledgment of Indebtedness, Default, Lender’s Right to Payment. Borrower hereby acknowledges and agrees as follows:

(a)          As of the Fifth Amendment Date, the principal balance due on the Obligations in respect of the Loans owing under the Credit Agreement is as follows:

Term Loan: $7,872,800

Revolving Loan: $1,000,000

(b)          The Obligations in respect of the Loans arising under the Loan Documents also include interest, fees, and expenses as set forth in the Loan Documents.

(c)          As of the Fifth Amendment Date, the Obligations of the Borrower to the Lender as described in Sections 3(a) and 3(b) above are owing by the Borrower to the Lender without any existing defense, deduction, offset, or counterclaim.

(d)          As of the Fifth Amendment Date, the Loan Documents executed by the Borrower are legal, valid, and binding obligations of the Borrower and enforceable against the Borrower in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity), without any existing defenses, deductions, offsets, or counterclaims

Section 4.            Forbearance. The Lender agrees that it will forbear from exercising any of its rights or remedies under the Loan Documents as the result of the Specified Defaults, until the earliest to occur of the following:

(a)          any Additional Event of Default occurs under the Loan Documents;

(b)          any representation or warranty of the Borrower made herein or in the Loan Documents shall prove to be false, misleading, or incorrect in any material respect;

(c)          the occurrence after the Fifth Amendment Date of any event that could be a Material Adverse Occurrence other than the Specified Defaults;

(d)          any judicial, administrative, or arbitration proceeding is initiated or joined by the Borrower against the Lender; and

(e)          April 1, 2021 (the “Forbearance Termination Date”)

(each, a “Forbearance Termination Event”). The foregoing agreement to forbear is for the limited purpose set forth herein, shall be limited to the precise meaning of the words as written herein, and shall not be deemed to (x) be a consent to any waiver or modification of any term or condition of the Loan Documents, except as otherwise expressly set forth herein, or (y) subject to giving effect to this Amendment, prejudice any right or remedy that the Lender may now have or may have in the future under or in connection with the Loan Documents, including, without limitation, any right to apply proceeds of the Security Documents Collateral to the Obligations. The Borrower acknowledges that the Lender has no obligation to extend the Forbearance Period, or to grant any other forbearance. All reasonable expenses incurred by the Lender in entering, administering, and enforcing this Forbearance Agreement will be reimbursed by the Borrower.

Section 5.            Effect of Termination of Forbearance Period. Upon the occurrence of a Forbearance Termination Event other than the occurrence of the Forbearance Termination Date, the Lender shall give the Borrower written notice thereof in conformance with Section 8.4 of the Credit Agreement, which notice shall state with specificity the Forbearance Termination Event, following which, Lender shall be entitled to exercise any and all rights and remedies available under the Loan Documents, under this Agreement, under any other agreement between the Borrower and the Lender or at law or in equity arising from and by reason of the applicable Forbearance Termination Event. Upon the occurrence of the Forbearance Termination Date, if the conditions set forth in Section 6 below have been satisfied, no Event of Default shall be deemed to have occurred with respect to any Specified Defaults, and the Lender shall permanently refrain from exercising any right or remedy that Lender may now or hereafter have under or in connection with the Loan Documents arising from or by reason of the occurrence of any Specified Defaults. Nothing in this Agreement limits the rights of the Lender at any time on or after the occurrence of a Forbearance Termination Event other than the occurrence of the Forbearance Termination Date to foreclose on any Security Documents Collateral that secures the Obligations by reason of the occurrence of an Event of Default.

Section 6.            Conditions to Effectiveness of Forbearance. The following conditions shall constitute Forbearance Conditions, the satisfaction of each and every one of which shall be a condition to the agreement of the Lender to forbear as set forth in Sections 4 and 5 hereof.

6.1          Documents. The Lender shall have received this Amendment executed by a duly authorized officer of the Borrower.

6.2          Fees and Expenses. The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the date hereof, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2 of the Credit Agreement.

6.3         Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Amendment shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents including records of corporate proceedings, as the Lender or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

Section 7.            Representations, Warranties, Authority.

7.1         Reassertion of Representations and Warranties, No Default. The Borrower hereby represents that on and as of the date hereof and after giving effect to this Amendment all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except (i) for changes permitted by the terms of the Credit Agreement as amended by this Amendment and (ii) to the extent such representation or warranty relates to an earlier specified date, in which case such representation or warranty is reaffirmed as true and correct in all material respects as to such date and there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment on such date which has not been cured or waived by the Lender.

7.2          Authority, No Conflict, No Consent Required, Enforceability. The Borrower represents and warrants that the Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of the Amendment by proper corporate action, and neither the Amendment nor the agreements contained herein or therein contravenes or constitutes a default under any agreement, instrument or indenture to which the Borrower is a party or a signatory or a provision of the Borrower’s Articles of Incorporation, Bylaws or any other agreement or requirement of law, or results in the imposition of any lien on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Lender. The Borrower represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Amendment or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower therein described, except (a) for those which the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Lender and (b) for those which the Borrower will make, obtain or provide upon the consummation of this Amendment and as to which the Borrower will promptly deliver certified copies of documents evidencing each such action to the Lender. The Borrower represents and warrants that the Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

7.3          No Adverse Claim. The Borrower warrants, acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give the Borrower a basis to assert a defense, offset or counterclaim to any claim of the Lender with respect to the obligations.

Section 8.             Affirmation of Credit Agreement, Further References, Affirmation of Security Interest. The Lender and the Borrower each acknowledge and affirm that the Credit Agreement, as amended hereby, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement and the other Loan Documents, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended hereby. The Borrower confirms to the Lender that the Obligations are and continue to be secured by the security interest granted by the Borrower in favor of the Lender under the Security Agreement and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower under such document and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrower.

Section 9.            Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.

Section 10.          Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 11.          Successors. This Amendment shall be binding upon the Borrower, the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower, and the Lender and their successors and assigns.

Section 12.          Legal Expenses. As provided in Section 8.2 of the Credit Agreement, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including filing and recording costs and fees, charges and disbursements of outside counsel to the Lender) incurred in connection with the negotiation, preparation, enforcement and collection of this Amendment and all other documents negotiated and prepared in connection with this Amendment.

Section 13.          Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 14.          Counterparts. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement.

Section 15.          Governing Law. THE AMENDMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF.

Section 16.          Acknowledgement and Release. IN ORDER TO INDUCE THE LENDER TO ENTER INTO THIS AMENDMENT, THE BORROWER: (A) REPRESENTS AND WARRANTS TO THE LENDER THAT NO EVENTS HAVE TAKEN PLACE AND NO CIRCUMSTANCES EXIST AT THE DATE HEREOF WHICH WOULD GIVE THE BORROWER THE RIGHT TO ASSERT A DEFENSE, OFFSET OR COUNTERCLAIM TO ANY CLAIM BY THE LENDER FOR PAYMENT OF THE OBLIGATIONS; AND (B) HEREBY RELEASES AND FOREVER DISCHARGES THE LENDER AND ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND PARTICIPANTS FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, PROCEEDINGS, DEBTS, SUMS OF MONEY, COVENANTS, CONTRACTS, CONTROVERSIES, CLAIMS AND DEMANDS, AT LAW OR IN EQUITY, WHICH THE BORROWER EVER HAD OR NOW HAS AGAINST THE LENDER OR ANY OF ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR PARTICIPANTS BY VIRTUE OF THEIR RELATIONSHIP TO THE BORROWER IN CONNECTION WITH THIS AMENDMENT, THE CREDIT AGREEMENT, THE LOAN DOCUMENTS AND TRANSACTIONS RELATED THERETO.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

BORROWER:

GALAXY GAMING, INC.

By:	/s/ Harry Hagerty
Name:	Harry Hagerty
Title:	Chief Financial Officer

Forbearance and Fifth Amendment to Credit Agreement

LENDER:

ZIONS BANCORPORATION, N.A. DBA NEVADA STATE BANK

By:	/s/ Jamie Gazza
Name:	Jamie Gazza
Title:	Senior Gaming Director

Forbearance and Fifth Amendment to Credit Agreement